EXHIBIT 99.1
CytRx Appoints Chief Medical Officer Dr. Daniel Levitt as Chief Operating Officer
LOS ANGELES – December 19, 2016 – CytRx Corporation (NASDAQ:CYTR), a clinical-stage biopharmaceutical company focused on discovering, developing and commercializing new therapeutics to treat patients with cancer, has appointed Daniel Levitt, M.D., Ph.D., the Company's current Executive Vice President and Chief Medical Officer, to the newly created role of Chief Operating Officer.  Going forward, Dr. Levitt will continue to serve as CytRx's Chief Medical Officer, a role he has held in since joining CytRx in 2009.
"Dan has long been a valuable member of the senior leadership team and his appointment as Chief Operating Officer and Chief Medical Officer only strengthens our ability to successfully implement our strategic goals," said Steven A. Kriegsman, CytRx's Chairman and Chief Executive Officer.  "Dan has been leading the aldoxorubicin development team which just announced positive Phase 3 results in patients with relapsed or refractory soft tissue sarcomas.  His strong track record of leading programs from discovery through regulatory review, approval and launch will be key in guiding us through the U.S. Food and Drug Administration approval process for aldoxorubicin."
"I'm honored to add the role of Chief Operating Officer at such a critical time for both aldoxorubicin and CytRx," said Dr. Levitt.  "The recently-announced Phase 3 results represent an important option for sarcoma patients and we plan on sharing the data with the FDA.  Our exciting new platform technology, LADR™, that will allow us to link ultra-potent chemotherapy agents to circulating albumin, has the potential to be a breakthrough for the treatment of a number of therapeutically difficult cancers. Leading CytRx's discovery, clinical and regulatory teams is exciting as we work to develop a valuable treatment option for patients suffering with soft tissue sarcomas, a difficult group of cancers."
About Soft Tissue Sarcoma
Soft tissue sarcoma is a cancer occurring in muscle, fat, blood vessels, tendons, fibrous tissues and connective tissue.  It can arise anywhere in the body at any age.  STS remains a high unmet medical need because of the difficulty in treating the more than 50 types of this aggressive cancer. According to the American Cancer Society, in 2016 more than 12,300 new cases were diagnosed in the U.S. and approximately 5,000 Americans died from this disease. In addition, approximately 40,000 new cases and 13,000 deaths in the U.S. and Europe are part of a growing underserved market.
About Aldoxorubicin
Aldoxorubicin is a rationally-engineered cytotoxic which combines doxorubicin, a widely used chemotherapeutic agent, with a novel linker molecule that binds directly and specifically to circulating albumin, the most abundant protein in the bloodstream.  Protein-hungry tumors concentrate albumin, which facilitates the delivery of the linker molecule with the attached doxorubicin to tumor sites. In the acidic environment of the tumor, but not the neutral environment of healthy tissues, doxorubicin is released. Typically, doxorubicin is delivered systemically and is highly toxic, which limits its dose to a level below its maximum therapeutic benefit. Doxorubicin also is associated with many side effects, especially the potential for damage to heart muscle at cumulative doses greater than 450 mg/m2. Using this acid-sensitive linker technology, aldoxorubicin delivers greater doses of doxorubicin (3 ½ to 4 times). To date, there has been no evidence of clinically significant effects of aldoxorubicin on heart muscle, even at cumulative doses in excess of 6,500 mg/m2 of doxorubicin equivalents. Aldoxorubicin is the first-ever single agent to show superiority over doxorubicin in a randomized clinical trial in first-line STS.
About CytRx Corporation
CytRx Corporation is a biopharmaceutical research and development company specializing in oncology. CytRx currently is focused on the clinical development of aldoxorubicin, its improved version of doxorubicin. CytRx is also expanding its pipeline of oncology candidates at its laboratory facilities in Freiburg, Germany, through its LADR™ (Linker Activated Drug Release) technology platform, a discovery engine designed to leverage CytRx's expertise in albumin biology and linker technology for the development of a new class of anti-cancer therapies.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks relating to the outcome, timing and final results of CytRx's clinical testing of aldoxorubicin, the timing of CytRx's preparation and submission of an NDA for aldoxorubicin for the treatment of STS and FDA acceptance and review of any NDA, the risk that CytRx may be unsuccessful in obtaining FDA approval or, if approval is obtained, in commercializing aldoxorubicin in the United States or elsewhere, risks related to CytRx's need for additional capital or strategic partnerships to fund its ongoing working capital needs and other risks and uncertainties described in the most recent annual and quarterly reports filed by CytRx with the Securities and Exchange Commission and current reports filed since the date of CytRx's most recent annual report. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Company Contact:
CytRx Corporation
David J. Haen
Vice President, Business Development and Investor Relations
(310) 826-5648, ext. 304
dhaen@cytrx.com

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Argot Partners
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(973) 361-1546
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Michelle Carroll
(212) 600-1902
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